SCHEDULE 14A
                                (RULE 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ] Preliminary proxy statement
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                       MEDICIS PHARMACEUTICAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transactions applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:

                                     [LOGO]
                                     MEDICIS

                     --------------------------------------

                                    NOTICE OF
                       1997 ANNUAL MEETING OF STOCKHOLDERS
                                NOVEMBER 21, 1997
                     --------------------------------------




Dear Fellow Stockholder:

         The 1997 Annual Meeting of Stockholders (the "Meeting") of Medicis Pharmaceutical Corporation (the "Company") will be held at The Phoenician in Scottsdale, Arizona, on November 21, 1997, at 9:30 a.m., local time, for the following purposes:

         1.   To elect two directors for a term of three years;

         2. To ratify the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending June 30, 1998; and

         3. To transact such other business as may properly come before the Meeting and all adjournments thereof. The Company is currently unaware of any additional business to be presented at the Meeting.

         The Board of Directors has fixed the close of business on September 22, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting.

         IN ORDER THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING IN CASE YOU ARE NOT PERSONALLY PRESENT, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY/VOTING CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ADDRESSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON EVEN IF YOU HAVE SIGNED AND RETURNED THE PROXY CARD.

                            By Order of the Board of Directors,


                            /s/ Mark A. Prygocki, Sr.
                            Mark A. Prygocki, Sr.
                            Chief Financial Officer,
                            Treasurer, and Secretary

September 23, 1997
Phoenix, Arizona

                                     [LOGO]
                                     MEDICIS

                                ---------------

                                PROXY STATEMENT

                                ---------------

                         ANNUAL MEETING OF STOCKHOLDERS
                               NOVEMBER 21, 1997

         This Proxy Statement is furnished to stockholders of Medicis Pharmaceutical Corporation (the "Company") in connection with the solicitation of proxies by the Company's Board of Directors (the "Board") for use at the Annual Meeting of Stockholders to be held on November 21, 1997, at 9:30 a.m., local time, at The Phoenician, Scottsdale, Arizona, and at all adjournments thereof (the "Meeting"). It is anticipated that this Proxy Statement and the accompanying form of proxy will first be mailed to stockholders on or about September 23, 1997.

         The Company will bear the cost of solicitation of proxies, including the charges and expenses of brokerage firms and others that forward solicitation material to beneficial owners of the Company's stock. Proxies may be solicited by mail, telephone, telegraph, or personal communications. The Company may elect to retain Stockholder Communications Corporation ("SCC") to assist in the solicitation of proxies for a fee of approximately $5,000 and reimbursement of certain expenses.

         The close of business on September 22, 1997, has been fixed as the "Record Date" for the determination of stockholders entitled to notice of and to vote at the Meeting. On that date, there were 14,040,726 shares of Class A Common Stock and 281,974 shares of Class B Common Stock outstanding (collectively, the "Capital Stock"). Each share of Class A Common Stock is entitled to one vote on each matter of business to be considered at the Meeting. Each share of Class B Common Stock outstanding on the Record Date is entitled to ten votes on each such matter. The outstanding shares of Capital Stock representing the majority of the voting power thereof and entitled to vote at the Meeting shall constitute a quorum.

         Each proxy properly executed and returned to the Company will be voted FOR (i) the election of the two director nominees named herein; and (ii) the appointment of Ernst & Young LLP as auditors, unless the stockholder otherwise directs in his or her proxy, in which case the proxy will be voted according to the stockholder's direction.

         Proxies may be revoked by written notice to the Secretary of the Company at any time prior to their being voted at the Meeting. Stockholders who are present at the Meeting may revoke in writing their proxies previously submitted and vote in person, if they so desire.

         The headquarters office of the Company is located at 4343 East Camelback Road, Suite 250, Phoenix, Arizona 85018.

                                ---------------

                        PROPOSAL 1: ELECTION OF DIRECTORS

         At the Meeting, two directors will be elected to the class of two directors whose three year terms are scheduled to expire at the close of the Annual Meeting of Stockholders held in 2000. The shares represented by the enclosed proxy will be voted for the election as directors of the two nominees named below, unless a vote is withheld from either or both of the individual nominees. If either nominee becomes unavailable for any reason or if a vacancy should occur before election (which events are not anticipated), the shares represented by the enclosed proxy may be voted for such other person as may be determined by the holders of the proxy.

         Arthur G. Altschul, Jr., and Philip S. Schein, M.D., have been proposed unanimously by the Board as nominees for election as directors at the meeting. Both Mr. Altschul and Dr. Schein are currently directors of the Company. Biographical information on Mr. Altschul and Dr. Schein is furnished below under "Directors, Nominees and Executive Officers."

VOTE REQUIRED

         The two nominees receiving the highest number of votes cast at the meeting will be elected to serve for terms of three years, or until their successors are duly elected and qualified.

BOARD RECOMMENDATION

         THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH DIRECTOR SPECIFIED IN PROPOSAL 1.



DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

         The following biographical information is furnished with regard to the directors, the nominees for election as director at the Meeting, and the executive officers.


                                                                                             DIRECTOR       TERM
               NAME                    AGE                      POSITION                       SINCE      EXPIRES
----------------------------------- ---------- -------------------------------------------- ------------ -----------

Jonah Shacknai(1)                      40      Chairman and Chief Executive Officer            1988         1998

Mark A. Prygocki, Sr.                  31      Chief Financial Officer, Treasurer, and          N/A          N/A
                                               Secretary

Arthur G. Altschul, Jr.(2)             33      Director                                        1992         1997

Richard L. Dobson, M.D.(2)             69      Director                                        1991         1999

Peter S. Knight, Esq. (3)              46      Director                                        1997         1999

Michael A. Pietrangelo(1)(3)           55      Director                                        1990         1998

Philip S. Schein, M.D.(2)              58      Director                                        1990         1997

Lottie H. Shackelford(2)               56      Director                                        1993         1998


(1)    Member of the Executive Committee
(2)    Member of the Audit Committee
(3)    Member of the Stock Option and Compensation Committee

         JONAH SHACKNAI is a founder of the Company and has served as Chairman and as its Chief Executive Officer since July 1988. From 1982 to June 1988, Mr. Shacknai was a member of the Washington, D.C., law firm of Royer, Shacknai & Mehle, specializing in business, regulatory, and legislative matters relating to pharmaceutical, cosmetic, and food products. From January 1981 to October 1982, Mr. Shacknai served as counsel to the United States House of Representatives Committee on Science and Technology. From 1977 to 1981, Mr. Shacknai served as chief of staff of the Chairman of the Subcommittee on Consumer Protection and Finance of the House Energy and Commerce Committee. Mr. Shacknai served as a founding director of IVAX Corporation from 1986 to 1988. In addition, Mr. Shacknai served as a member of the Commission on the Federal Drug Approval Process. He presently serves as a trustee of the National Public Radio Foundation, a member of the National Arthritis and Musculoskeletal and Skin Diseases Advisory Council of the National Institutes of Health, and a member of the Joint High Level Advisory Panel of the United States-Israel Science and Technology Commission. Mr. Shacknai currently serves as vice chairman of the Board of Directors of the Delta Society, a not-for-profit organization aiding in the physical assistance and psychological therapy of disabled people with the use of animals, and as a director of Miravant Medical Technologies, a publicly held corporation specializing in photo point drugs and devices.

         MARK A. PRYGOCKI, SR., CPA, has served as Chief Financial Officer, Treasurer, and Secretary since May 1995 and served as Controller of the Company from October 1992 until May 1995. From July 1990 through October 1992, Mr. Prygocki was employed by Salomon Brothers, Inc., an investment banking firm, as an Accountant in the Regulatory Reporting Division. Mr. Prygocki was employed by Ernst & Young LLP as a Senior Auditor in the Financial Service Division from September 1988 through July 1990.

         ARTHUR G. ALTSCHUL, JR., has been a director of the Company since December 1992. He has worked in investment banking, venture capital, and as a member of senior management of a publicly-traded healthcare concern. Mr. Altschul is a founder and Co-Chairman of Diaz & Altschul Group, LLC, a merchant banking organization which, through its subsidiaries, provides investment banking and investment advisory services. Between 1985 and 1991, Mr. Altschul worked in the Equity and Fixed-Income trading departments at Goldman, Sachs & Co., was a founding limited partner of The Maximus Fund, LP, and worked in the Equity Research department at Morgan Stanley & Co. From 1992 to 1996, Mr. Altschul worked at SUGEN, Inc., most recently as Senior Director of Corporate Affairs. SUGEN is a NASDAQ-traded biopharmaceutical company focused on cancer research and drug development. Mr. Altschul serves on the Board of Directors of General American Investors, Inc., a NYSE-traded closed-end investment company; Delta Opportunity Fund, Ltd., an offshore investment fund which invests primarily in private placements of publicly-traded technology companies; Catamount Brewery Corporation, and Prototek II, Inc. Mr. Altschul holds a B.Sc. from Columbia University in Computer Science.

         RICHARD L. DOBSON, M.D., has been a director of the Company since September 1991. He has been a Professor of Dermatology at the Medical University of South Carolina since January 1980. He is a past President of the American Board of Dermatology and a past President of the American Academy of Dermatology. Dr. Dobson also serves as the Editor-in-Chief of the JOURNAL OF THE AMERICAN ACADEMY OF DERMATOLOGY.

         PETER S. KNIGHT, ESQ., has been a director of the Company since June 1997. Mr. Knight has been a partner of the law firm of Wunder, Knight, Levine, Thelen & Forscey since 1991, where he specializes in pharmaceutical, environmental, and communication matters. In 1996, at the request of President Clinton, Mr. Knight served as the National Campaign Manager for Clinton/Gore '96. Mr. Knight served as the General Counsel and Secretary of the Company from 1989 to 1991. Mr. Knight served as Chief of Staff to Senator Al Gore (D-TN) from 1977 to 1989, and served as the Campaign Director for the Gore for President Committee in 1988. Mr. Knight currently serves on the Boards of COMSAT, Whitman Education Group, the Center for National Policy, and the Schroder Series Trust. Mr. Knight serves as the Chairman of the Vice President's Residence Foundation and is the Founding Director of Builders for Peace.

         MICHAEL A. PIETRANGELO has been a director of the Company since October 1990. He has served as the President of Johnson Products Company, a division of IVAX Corporation, a pharmaceutical corporation, since July 1994. From June 1990 to March 1994, Mr. Pietrangelo was the President and Chief Executive Officer of CLEO, Inc., a Memphis-based subsidiary of Gibson Greetings, Inc., a manufacturer of specialized paper products.

         PHILIP S. SCHEIN, M.D., has been a director of the Company since October 1990. Dr. Schein has been the Chairman and Chief Executive Officer of U.S. Bioscience, Inc., a publicly held pharmaceutical company involved in the development and marketing of chemotherapeutic agents, since April 1987. He has served as President of the American Society of Clinical Oncology and has chaired the Food and Drug Administration Oncology Drugs Advisory Committee. Dr. Schein presently serves as Adjunct Professor of Medicine and Pharmacology at the University of Pennsylvania School of Medicine, and as a director of Oncor, Inc., a cancer-focused molecular biology company.

         LOTTIE H. SHACKELFORD has been a director of the Company since July 1993. Ms. Shackelford has been Executive Vice President of Global USA, Inc., a government relations firm, since April 1994 and has been Vice Chair of the Democratic National Committee since February 1989. Ms. Shackelford was Executive Vice President of U.S. Strategies, Inc., a government relations firm, from April 1993 to April 1994. She was also Co-Director of Intergovernmental Affairs for the Clinton/Gore presidential transition team between November 1992 and March 1993, Deputy Campaign Manager of Clinton for President from February 1992 to November 1992, and Executive Director, Arkansas Regional Minority Purchasing Council from February 1982 to January 1992. In addition, Ms. Shackelford has served in various local government positions, including Mayor of Little Rock, Arkansas. She also is a director of Philander Smith College, the Chapman Funds in Baltimore, Maryland, and the Overseas Private Investment Corporation.

COMMITTEES AND MEETINGS

         The Stock Option and Compensation Committee, which met one time in the Company's fiscal year ended June 30, 1997 ("Fiscal 1997"), administers the Company's stock option plans (the "Plans") and oversees the compensation of the Company's officers. The members of the Stock Option and Compensation Committee in Fiscal 1997 were Michael A. Pietrangelo and Joseph Salvani, until Mr. Salvani voluntarily resigned from the Board and Mr. Knight was duly elected. The Audit Committee, which met once in Fiscal 1997, reviews the work of the auditors and the adequacy of the Company's internal accounting and financial control systems. The members of the Audit Committee are Lottie Shackelford, Arthur G. Altschul, Jr., Richard L. Dobson, M.D., and Philip S. Schein, M.D. The Executive Committee, which met four times in Fiscal 1997, exercises the rights, power, and authority of the Board of Directors in certain situations. The members of the Executive Committee in Fiscal 1997 were Jonah Shacknai, Michael A. Pietrangelo and Joseph Salvani until Mr. Salvani voluntarily resigned from the Board and Mr. Knight was duly elected. The Company does not have a Nominating Committee.

         The Board held four meetings in Fiscal 1997. Each member of the Board of Directors attended at least 75% of the aggregate of (i) all Board meetings and (ii) all meetings of committees of the Board of which such person was a member.

         Joseph Salvani resigned as a director of the Company and member of the Stock Option and Compensation Committee and the Executive Committee effective April 29, 1997, for personal reasons. There were no disagreements with Mr. Salvani with respect to the Company's operations or policies.

DIRECTOR COMPENSATION

         Since April 28, 1990, the Company has made available to each non-employee director $1,000 plus reasonable expenses for each Board and committee meeting attended, excluding telephonic meetings. Non-employee directors of the Company are also entitled to automatic, annual grants of non-qualified options to purchase 4,500 shares of Class A Common Stock. Under the Plans, these options are granted on the last business day of September and are exercisable at the fair market value of the Class A Common Stock on the one year anniversary of the date of the grant. Each such option shall be exercisable in whole or in part one year after the date of grant, provided such non-employee director has continued as a non-employee director for one year.

PRINCIPAL STOCKHOLDERS AND STOCKHOLDINGS OF MANAGEMENT

         The information set forth below includes information as of September 16, 1997, regarding the shares of Capital Stock beneficially owned by (i) each person who is known by the Company to own beneficially five percent (5%) or more of the Capital Stock, (ii) each of the other present directors and executive officers of the Company, and (iii) all directors and executive officers of the Company as a group:


                                                   SHARES BENEFICIALLY OWNED
                                                   -------------------------       PERCENTAGE
                                                                                       OF
                                                    CLASS A         CLASS B        OUTSTANDING      PERCENTAGE
                                                     COMMON          COMMON          CAPITAL         OF VOTING
          NAME(1)                                    STOCK           STOCK            STOCK            POWER
          ---------------------------------        ---------       ---------       -----------      ----------
          Jonah Shacknai(2)                         637,691         252,677            6.10%          18.44%

          Mark A. Prygocki, Sr.(3)                   33,245               -              *               *

          Arthur G. Altschul, Jr.(4)                 12,673               -              *               *

          Richard L. Dobson, M.D.(5)                 26,914               -              *               *

          Peter S. Knight, Esq.                       3,437               -              *               *

          Michael A. Pietrangelo(6)                  41,276               -              *               *

          Philip S. Schein, M.D.(7)                   4,821               -              *               *

          Lottie H. Shackelford(8)                   17,673               -              *               *

          All executive officers and directors      777,730         252,677            7.01%          19.14%
          as a group (8 persons)(9)

          Pilgrim, Baxter and Associates          1,443,949                            10.3%
          1255 Drummer's Lane, Suite 300
          Wayne, PA  19087 (10)

          Putnam Investments                      1,442,994                            10.3%
          One Post Office Square
          Boston, MA 02109 (10)

          American Centry Companies               1,140,000                             8.1%
          4500 Main Street, 15th Floor
          Kansas City, MO  64111 (10)

          ----------------------------
                * Less than 1%.


(1) The address of each beneficial owner is c/o Medicis Pharmaceutical Corporation, 4343 East Camelback Road, Suite 250, Phoenix, Arizona 85018-2700.
(2) Includes: 268,361 shares of Class A Common Stock subject to options granted pursuant to the plans and were exercisable as of September 16, 1997, and become exercisable within 60 days thereafter (November 15, 1997); 15,397 shares of Class A Common Stock held in an IRA for Mr. Shacknai.
(3) September 16, 1997, and become exercisable within 60 days thereafter (November 15, 1997).
(4) Includes 12,673 shares of Class A Common Stock subject to options granted pursuant to the plans and were exercisable as of September 16, 1997, and become exercisable within 60 days thereafter (November 15, 1997).
(5) Includes 22,899 shares of Class A Common Stock subject to options granted pursuant to the plans and were exercisable as of September 16, 1997, and become exercisable within 60 days thereafter (November 15, 1997). Does not include 159 shares of Class A Common Stock owned by Dr. Dobson's spouse, as to which shares Dr. Dobson disclaims beneficial ownership.
(6) Includes 17,673 shares of Class A common Stock subject to options granted pursuant to the plans and were exercisable as of September 16, 1997, and become exercisable within 60 days thereafter (November 15, 1997).
(7) Includes 4,821 shares of Class A Common Stock subject to options granted pursuant to the plans and were exercisable as of September 16, 1997, and become exercisable within 60 days thereafter (November 15, 1997).
(8) Includes 17,673 shares of Class A Common Stock subject to options granted pursuant to the plans and were exercisable as of September 16, 1997, and become exercisable within 60 days thereafter (November 15, 1997).

(9) Includes an aggregate of 377,045 shares of Class A Common Stock subject to options granted pursuant to the plans and were exercisable as of September 16, 1997, and become exercisable within 60 days thereafter (September 13, 1997), held by eight executive officers and directors.

(10)     As reported to NASD on June 30, 1997.

EXECUTIVE COMPENSATION

         The following table shows the annual compensation and long-term compensation for each of the three most recent fiscal years for the Company's Chief Executive Officer and the one other executive officer whose salary and bonus for the most recent fiscal year exceeded $100,000.

                                                   SUMMARY COMPENSATION TABLE

                                                     ANNUAL COMPENSATION                         LONG TERM COMPENSATION AWARDS
                                                     -------------------                         -----------------------------
                                                                                OTHER ANNUAL             NUMBER OF LTIP
        NAME AND POSITION               YEAR        SALARY($)      BONUS($)    COMPENSATION($)               OPTIONS
        ----------------------------------------------------------------------------------------------------------------------
        Jonah Shacknai                  1997        412,000        320,000           --                       78,751
         Chairman of the Board          1996        310,000        240,000           --                      171,431(1)
         and Chief Executive            1995        250,000        110,000           --                      117,857(2)
         Officer

        Mark A. Prygocki, Sr.(3)        1997        130,400         80,000           --                       22,500
         Chief Financial Officer,       1996         94,600         50,000           --                       19,286(4)
         Treasurer, and Secretary       1995         83,640         22,500         14,525(5)                   6,429


(1) Includes repriced options approved by the Stock Option and Compensation Committee of the Board of Directors upon an independent recommendation and in accordance with the Plans and previously issued to Mr. Shacknai for the purchase of 208,929 shares of Class A Common Stock. Such options were repriced to market.
(2) 64,287 of these options were attributable to the issuance of options following the expiration of a like number of options which had not been exercised. The new options have a five-year term and are exercisable at $6.85 per share, which is above the market price of the Class A Common Stock ($1.75) on the date of grant of the new options. These options were subsequently repriced. See note (1).
(3) Mr. Prygocki became an executive officer of the Company in May 1995 (fiscal 1995).
(4) Includes repriced options approved by the Stock Option and Compensation Committee of the Board of Directors upon an independent recommendation and in accordance with the Plans and previously issued to Mr. Prygocki for the purchase of 18,483 shares of Class A Common Stock. Such options were repriced to market.
(5) Represents $9,125 in expense related to the reimbursement of relocation costs of the executive officer in conjunction with the Company's relocation from New York to Arizona and $5,400 for car allowance.

         The Company has no defined benefit or defined contribution retirement plans other than the Medicis Pharmaceutical Corporation 401(k) Employee Savings Plan (the "401(k) Plan") established under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). Contributions to the 401(k) Plan are voluntary and all full-time employees are eligible to participate. While the 401(k) Plan provides for the ability of the Company to match certain employee contributions, the Company has not made any matching contributions.

STOCK OPTIONS

         The Plans provide for the grant to key employees and key consultants of the Company options which qualify as incentive stock options under the Code and non-qualified stock options. The Plans are each administered by the Stock Option and Compensation Committee appointed by the Board. The following table sets forth certain information for the Company's last fiscal year with respect to options to purchase shares of Class A Common Stock granted to certain executive officers pursuant to the Plans:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                       POTENTIAL REALIZED VALUE AT
                                             PERCENTAGE OF                            ASSUMED ANNUAL RATES OF STOCK
                                             TOTAL OPTIONS                                PRICE APPRECIATION FOR
                                NUMBER OF     GRANTED TO     EXERCISE                         OPTION TERM(2)
                                 OPTIONS     EMPLOYEES IN    OR BASE     EXPIRATION   -----------------------------
NAME                           GRANTED(#)(1)  FISCAL YEAR   PRICE($/sh)    DATE       0%($)    5%($)      10%($)
-------------------------------------------------------------------------------------------------------------------
Jonah Shacknai         NQ         63,125        18.1%         18.16        7/22/06      --     720,933   1,826,987
                       ISO        15,626         4.5%         18.16        7/22/06      --     178,460     452,253
                                  ------       ------
                                  78,751        22.6%
                                  ======       ======

Mark A. Prygocki, Sr.  ISO        22,500         6.5%         18.16        7/22/06      --     256,966     651,203


(1) Of Mr. Shacknai's ISOs noted above, 240 vest on July 22, 1997; 238 vest on July 22, 1998; 4,140 vest on July 22, 1999; 5,504 vest on July 22, 2000;
     and 5,504 vest on July 22, 2001. Of Mr. Shacknai's non-qualified options noted above, 15,510 vest on July 22, 1997; 15,511 vest on July 22, 1998; 11,610 vest on July 22, 1999; 10,247 vest on July 22, 2000; and 10,247 vest on July 22, 2001. Of Mr. Prygocki's ISO's noted above, 4,500 vest on July 22, 1997; 4,500 vest July 22, 1998; 4,500 vest on July 22, 1999; 4,500 vest on July 22, 2000; and 4,500 vest on July 22, 2001.

(2) The potential realizable value portion of the foregoing table illustrates amounts that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Class A Common Stock, over the life of the options. This schedule does not take into account provisions of certain options providing for termination of the option following termination of employment, nontransferability or vesting schedules. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. The column indicating 0% appreciation is included to reflect the fact that a zero percent gain in stock price appreciation from the market price of the Class A Common Stock on the date of grant will result in zero dollars for the optionee. No gain to the optionees is possible without an increase in stock price, which will benefit all stockholders commensurately. Dollar amounts shown are not discounted to present value.


The following table sets forth the number and value of unexercised options held by the named individuals as of the end of the Company's last fiscal year.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                                                          VALUE OF UNEXERCISED
                                                        NUMBER OF UNEXERCISED             IN-THE-MONEY OPTIONS
                         NUMBER OF        VALUE       OPTIONS AT FISCAL YEAR END        AT FISCAL YEAR-END ($)(2)
                      SHARES ACQUIRED   REALIZED     ---------------------------       ---------------------------
NAME                  ON EXERCISE(1)      ($)        EXERCISABLE   UNEXERCISABLE       EXERCISABLE   UNEXERCISABLE
------------------------------------------------------------------------------------------------------------------
Jonah Shacknai            62,826           0(2)         227,336       158,238          10,697,020      6,279,522
Mark A. Prygocki, Sr.        0             0             24,427        36,646           1,152,018      1,386,330

----------------

(1) The Company does not grant stock appreciation rights.

(2) Mr. Shacknai exercised 62,826 stock options granted under the Plans. All shares exercised continue to be held by Mr. Shacknai; therefore, no value was realized from the exercise of such options.

         During the last fiscal year, 84 employees of the Company and six non-employee directors of the Company were granted options to purchase an aggregate of 384,865 shares of Common Stock under the Plans. As of June 30, 1997, 79 employees and all directors of the Company were participants in the Plans. As of June 30, 1997, an aggregate of 448,920 options to purchase shares of Class A Common Stock had been granted to a total of 105 optionees under the Plans and were outstanding, 28,926 of which had been granted to non-employee directors as annual grants in accordance with the Plans. Certain of such options are vested and others vest at various times through May 19, 2007. Qualified and non-qualified stock options vest over a period determined at the time the options are granted, ranging from 1 year to 5 years. The options are generally granted at the fair market value on the date of the grant and are exercisable at prices ranging from $1.55 to $41.83.

         In September 1995, the Stock Option and Compensation Committee, comprised of non-employee directors, approved, in accordance with its authority previously granted by the shareholders under the Plans, the repricing of certain outstanding options granted to all employees and full-time consultants under the Plans pursuant to an option exchange program in accordance with the Plans. Such options were repriced to market. The Committee's decision to allow repricing of options was based, in substantial part, upon the recommendation of William M. Mercer, Inc., a nationally recognized independent compensation consulting firm, that the repricing was necessary in order to retain adequate levels of incentive compensation for the Company's employees given that a substantial number of options issued were, at that time, of no value due to the price at which such options were previously issued. See "Stock Option and Compensation Committee Report." The following table sets forth information concerning the repricing of shares held by all executive officers during the last ten completed fiscal years.


                         TEN-YEAR OPTION/SAR REPRICINGS

                                        NUMBER OF
                                        SECURITIES    MARKET PRICE
                                        UNDERLYING    OF STOCK AT       EXERCISE                      LENGTH OF
                                       OPTIONS/SARS     TIME OF       PRICE AT TIME     NEW        ORIGINAL OPTION
                                       REPRICED OR    REPRICING OR    OF REPRICING    EXERCISE    TERM REMAINING AT
                                         AMENDED       AMENDMENT      OR AMENDMENT     PRICE     DATE OF REPRICING
           NAME               DATE         (#)            ($)              ($)          ($)         OR AMENDMENT
 -------------------------   -------   ------------   ------------    ------------    --------   -------------------
 Jonah Shacknai              9/29/95      64,286          2.92            6.84          2.92     3 years 10 months
   Chairman of the Board
   and Chief Executive       9/29/95      48,214          2.92            6.84          2.92     10 months
   Officer
                             9/29/95      48,214          2.92           11.57          2.92     1 year 10 months

                             9/29/95      48,215          2.92            4.72          2.92     2 years 10 months


Mark A. Prygocki, Sr.        9/29/95       4,017          2.92            6.22          2.92     10 months
  Chief Financial Officer,
  Treasurer, and Secretary   9/29/95       6,429          2.92           10.51          2.92     1 year 11 months

                             9/29/95       8,037          2.92            3.67          2.92     3 years


                          ----------------------------


                 STOCK OPTION AND COMPENSATION COMMITTEE REPORT

         The Stock Option and Compensation Committee (the "Committee") is responsible for the oversight of the compensation of the Company's officers and administration of the Plans.

         Compensation of the Company's executive officers is composed of salary, stock options and, in some cases, cash bonuses. Jonah Shacknai, Chairman and Chief Executive Officer of the Company, recommends the annual salary and any cash bonus for each executive officer other than himself. Currently, the Company has only one other executive officer, Mr. Prygocki, the Company's Chief Financial Officer, Treasurer, and Secretary. In the case of an increase in salary or a substantial bonus to an executive officer, Mr. Shacknai makes recommendations to the Committee to approve such increase. Mr. Shacknai and the Committee apply the largely subjective and non-quantitative criteria discussed below in evaluating compensation and have not assigned any particular numerical weight to these factors.

         The salary of an executive officer is determined based on the significance of the position to the Company, individual experience, talents and expertise, individual performance as it relates to effort and achievement of or progress toward particular objectives for the executive officer and to the Company's immediate and long-term goals and information gathered informally as to comparable companies in the same geographic location as the Company. Due to the Company's phase of growth and development, in addition to the Company's goal of increasing profitability, other elements of the Company's performance that are used in fixing executive compensation levels are increases in revenues, new product introductions, progress in research, capital formation, strategic alliances, customer service values, cost-effective operation, and the personal commitment to the ideals and mission of the Company. The Committee believes the compensation of the Company's executive officers is generally in the middle section of the range of compensation data obtained when the Company informally gathered data as to comparable companies. However, this belief should be considered in light of the facts that (i) the data gathered were not gathered with a statistically reliable methodology and (ii) the elements of compensation of such comparable companies are not necessarily directly comparable to those of the Company.

         Although the Company does not have a formal bonus plan for its executive officers, the Company from time to time awards cash bonuses to certain executive officers after fiscal year end. The amount awarded to a particular executive officer is based on the Company's overall performance as described above, individual performance, the particular executive officer's base salary level, and overall equity and fairness.

         Stock options granted by the Company to its executive officers are intended to link the interests and risks of the executive officers with those of the stockholders. Stock options will provide value to the optionee only when the price of the Company's stock increases. The Committee generally grants stock options to executive officers with respect to each fiscal year after the close of the fiscal year. The Committee bases its decisions on Company performance and individual performance as discussed above, base salary and bonus levels, the amount of prior option grants, length of service, and overall equity and fairness.

         For Fiscal 1997, Jonah Shacknai, Chairman and Chief Executive Officer, received an annual salary of $412,000, was paid a bonus of $320,000, and was granted options to purchase shares of Class A Common Stock (at an exercise price of $18.16 per share). The Committee made these decisions based upon a subjective analysis of his contributions to the Company's improved performance in the most recent fiscal year, particularly in regard to the acquisition of the Syntex dermatological assets, the successful completion of the Company's public offering of approximately $96 million, achieving continued growth in sales and profitability for the Company, significantly increasing market share for the Company's DYNACIN(R) and TRIAZ(R) products, controlling expenses, and improving the ratiO of current assets to current liabilities. The Committee did not assign any particular numerical weight to any of these matters.

September 22, 1997                  Stock Option and Compensation Committee


                                    Michael A. Pietrangelo, Chairman
                                    Peter S. Knight, Esq.

                                ----------------

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         No Compensation Committee interlocks were present at June 30, 1997.

EMPLOYMENT AGREEMENT

         In July 1996, the Company entered into an employment agreement (the "Employment Agreement") with Mr. Shacknai, effective July 1, 1996, to continue to serve as Chairman of the Board and Chief Executive Officer of the Company. The Employment Agreement expires on June 30, 2001, and automatically renews for successive periods of five years, unless either party gives timely notice of an intention not to renew. Mr. Shacknai also may terminate the Employment Agreement prior to the end of the term. Under the Employment Agreement, Mr. Shacknai agreed that, during his employment by the Company and for a period of one year following termination for reasons other than a change in ownership or control of the Company, he will not engage in, consult with or be employed by any Competing Business (as defined in the Employment Agreement). The Employment Agreement contains customary non-solicitation provisions and provides for the transfer to the Company of any intellectual property relating to the business of the Company.

         Under the Employment Agreement, Mr. Shacknai receives an annual base salary of $400,000, effective July 1996, plus certain benefits and an annual grant of options to purchase shares of Common Stock representing a minimum specified percentage of the fully diluted capitalization of the Company. Mr. Shacknai is also eligible for annual cash bonuses and increases in his base compensation.

         The Employment Agreement provides that, if Mr. Shacknai's employment is terminated as a result of a change in control of the Company, the Company is obligated to pay Mr. Shacknai a lump sum amount equal to four times the sum of
(i) his base salary at the highest rate in effect during the proceeding 12 months and (ii) the average annual bonus, if any, paid during the proceeding three years. If Mr. Shacknai's employment is terminated without cause or by his Resignation for Good Reason (as defined in the Employment Agreement) the Company is obligated to pay him a lump sum equal to the sum of (i) the amount he would have collected in salary for the unexpired term of the Employment Agreement, were he paid at the highest salary rate in effect for the 12 months preceding his termination and (ii) his average annual bonus for the preceding three years multiplied by the number of years remaining in the Employment Agreement. In no event, however, will Mr. Shacknai's severance payment for termination without cause be less than twice the sum of (i) his highest effective salary and (ii) the average annual bonus for the preceding three years, plus 1/24 of such lump sum for each full year of Mr. Shacknai's service with the Company. If Mr. Shacknai's employment is terminated by his death, the Employment Agreement provides that the Company will continue to pay his salary, at the then-current rate, to his estate for 12 months. If Mr. Shacknai is terminated pursuant to his Disability (as defined in the Employment Agreement), the Employment Agreement provides that the Company will pay him 100% of his base salary for twelve months, and 50% of that base salary for the remainder of the term of the Employment Agreement, but in no event for less than an additional 12 months of his base salary. Finally, the Employment Agreement provides that, if it is not renewed by the Company for at least three years after its initial expiration, the Company must pay Mr. Shacknai a lump sum equal to twice the sum of (i) his annual base salary at the highest rate in effect during his last 12 months of employment with the Company and (ii) the annual average of bonus payments made to him over the preceding three years, plus 1/24 of such lump sum for each full year of Mr. Shacknai's service with the Company.

         Upon the termination of Mr. Shacknai's employment, all options previously granted to him will automatically vest, and will remain exercisable for the full terms thereof. After termination, Mr. Shacknai will also receive the employee benefits he was eligible to participate in for four years unless the Employment Agreement is not renewed, in which event Mr. Shacknai will receive such employee benefits for two years. Under certain circumstances, the Employment Agreement may require the Company to make payments that would constitute excess parachute payments under the Internal Revenue Code of 1986, as amended. In the event that the Company were required to make payments constituting excess parachute payments, payments to Mr. Shacknai would not be deductible by the Company for tax purposes, and Mr. Shacknai would be required to pay an excise tax.

         The Company currently has no employment agreements with other employees.

STOCK PRICE PERFORMANCE

         The graph set forth below provides a comparison of the cumulative total stockholder return for the Company, the NASDAQ Stock Market (U.S. Companies) Total Return Index, and the NASDAQ Pharmaceutical Stocks Total Return Index for the period commencing March 28, 1991, the date the Company completed its initial public offering, through June 30, 1997. The NASDAQ Stock Market Total Return Index comprises all domestic common shares traded on the NASDAQ National Market System and the NASDAQ Small-Cap MarketSM. The NASDAQ Pharmaceutical Stocks Index represents all companies, including biotechnology companies, trading on NASDAQ classified under the Standard Industrial Classification Code for pharmaceuticals.

                COMPARISON OF FIVE YEAR-CUMULATIVE TOTAL RETURNS
                               PERFORMANCE GRAPH


Company Index: Cusip     Ticker    Class     Sic       Exchange

               58469030  MDRX      A         2834      NASDAQ
               58469020  MDRXU               2830      NASDAQ

               Fiscal Year-end is 06/30/97

Market Index:  Nasdaq Stock Market (US Companies)

Peer Index     Nasdaq Pharmaceuticals Stocks
               SIC 2830-2839 US & Foreign

                              [PLOT POINTS GRAPH]

          Date                 Company Index     Market Index        Peer Index

        06/30/92                 100.00            100.000            100.000
        07/31/92                 87.097            103.541            105.415
        08/31/92                 93.548            100.377             95.956
        09/30/92                 70.968            104.108             94.169
        10/30/92                 80.645            108.208            100.347
        11/30/92                 83.871            116.819            115.739
        12/31/92                 87.097            121.120            114.592
        01/29/93                 80.645            124.568            106.511
        02/26/93                 61.290            119.921             81.752
        03/31/93                 54.839            123.392             82.488
        04/30/93                 54.839            118.126             83.354
        05/28/93                 54.839            125.182             86.769
        06/30/93                 38.710            125.761             86.929
        07/30/93                 25.806            125.909             84.436
        08/31/93                 38.710            132.417             88.934
        09/30/93                 30.645            136.361             94.244
        10/29/93                 38.710            139.426            102.578
        11/30/93                 30.645            135.267            100.327
        12/31/93                 25.806            139.038            102.138
        01/31/94                 32.258            143.259            105.244
        02/28/94                 27.419            141.922             95.770
        03/31/94                 24.194            133.195             83.306
        04/29/94                 20.968            131.467             79.955
        05/31/94                 14.516            131.788             78.875
        06/30/94                 14.516            126.968             72.715
        07/29/94                 19.355            129.572             74.914
        08/31/94                 20.968            137.832             83.044
        09/30/94                 24.194            137.480             81.898
        10/31/94                 20.968            140.182             79.099
        11/30/94                 20.968            135.532             79.448
        12/30/94                 17.742            135.912             76.873
        01/31/95                 19.355            136.674             81.129
        02/28/95                 16.129            143.902             84.194
        03/31/95                 11.290            148.167             82.990
        04/28/95                 11.290            152.831             85.321
        05/31/95                 17.742            156.773             86.397
        06/30/95                 17.742            169.477             96.519
        07/31/95                 14.516            181.934            104.830
        08/31/95                 27.419            185.621            117.228
        09/29/95                 29.032            189.890            120.601
        10/31/95                 38.244            188.802            116.084
        11/30/95                 35.019            193.235            121.909
        12/29/95                 51.146            192.207            140.630
        01/31/96                105.057            193.154            152.926
        02/29/96                102.292            200.508            149.971
        03/29/96                 88.469            201.172            146.317
        04/30/96                106.900            217.861            153.871
        05/31/96                121.644            227.865            159.081
        06/28/96                152.055            217.593            142.128
        07/31/96                173.251            198.213            126.702
        08/30/96                226.096            209.318            135.884
        09/30/96                266.788            225.329            145.378
        10/31/96                277.847            222.840            138.816
        11/29/96                242.598            236.617            136.836
        12/31/96                243.289            236.402            141.039
        01/31/97                353.875            253.201            152.898
        02/28/97                237.414            239.221            153.881
        03/31/97                246.745            223.610            133.940
        04/30/97                203.201            230.607            126.004
        05/30/97                284.067            256.750            144.988
        06/30/97                413.660            264.615            144.588

(1) The lines represent monthly index levels derived from compound daily returns that include all dividends. If the end of the monthly interval, based on the fiscal year-end, is not a trading day, the preceding day is used. The index level for all indices was set to 100.0 on June 30, 1992.

                                ---------------

               PROPOSAL 2: RATIFICATION OF APPOINTMENT OF AUDITORS

      The Board has chosen to reappoint Ernst & Young LLP, independent auditors, to audit the accounts of the Company and its subsidiaries for the fiscal year ending June 30, 1998. The Company has been advised by Ernst & Young LLP that no member of that firm to the best of its knowledge and belief has any direct or any material indirect financial interest in the Company or its subsidiaries, nor during the past three fiscal years has any member of the firm had any connection with the Company or its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. A representative of Ernst & Young LLP is expected to be present at the Meeting, will have an opportunity to make a statement should he or she desire to do so, and is expected to be available to respond to appropriate questions.

REQUIRED VOTE

      The proposal to ratify the appointment of Ernst & Young LLP as the Company's independent auditors requires an affirmative vote of a majority of the voting power of the Capital Stock present at the meeting in person or represented by proxy. Notwithstanding ratification of the appointment of Ernst & Young LLP as the Company's auditors for the fiscal year ending June 30, 1998, the Board of Directors may select other auditors for such year without any vote of the stockholders. If the stockholders do not ratify such appointment, the matter of the appointment of independent auditors will be considered by the Board.

BOARD RECOMMENDATION

     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 2 TO RATIFY THE
                 APPOINTMENT OF ERNST & YOUNG LLP AS AUDITORS.

                               ------------------

                                  OTHER MATTERS

STOCKHOLDER PROPOSALS

      Any stockholder proposal that is intended to be presented at the 1998 Annual Meeting of Stockholders and included in the Company's Proxy Statement and Proxy relating to that meeting, must be received at the Company's principal offices no later than June 26, 1998.

ANNUAL REPORT

      The Annual Report of the Company for Fiscal 1997 is being mailed to stockholders together with this Proxy Statement.

SECTION 16(a) - BENEFICIAL REPORTING COMPLIANCE

      Based solely on a review of reports submitted to the Company, the Company believes that the following director failed to file on a timely basis with the Securities and Exchange Commission reports of beneficial ownership of the Company's securities required by Section 16(a) of the Securities Exchange Act of 1934 during the most recent fiscal year: Michael A. Pietrangelo was one day late in disclosing a disposition of shares of Class A Common Stock.

OTHER MATTERS

      The Board does not know of any other matters that are to be presented for action at the Meeting. Should any other matters come before the Meeting or any adjournments thereof, the persons named in the enclosed proxy will have the discretionary authority to vote all proxies received with regard to such matters in accordance with their respective judgments.

                                       MEDICIS PHARMACEUTICAL CORPORATION


                                       /s/ Mark A. Prygocki, Sr.
                                       Mark A. Prygocki, Sr.
                                       Chief Financial Officer,
                                       Treasurer, and Secretary
September 23, 1997


  STOCKHOLDERS ARE URGED TO DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN
                             THE ENCLOSED ENVELOPE.

                      MEDICIS PHARMACEUTICAL CORPORATION
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
               FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
                               NOVEMBER 21, 1997

     The undersigned hereby appoints Jonah Shacknai and Mark A. Prygocki, Sr., or either of them, as proxies, with full power of substitution, to vote all shares of stock of MEDICIS PHARMACEUTICAL CORPORATION held of record in the name of the undersigned at the close of business on September 22, 1997 at the Annual Meeting of Stockholders to be held in Scottsdale, Arizona on November 21, 1997 or at any adjournment or adjournments, hereby revoking all earlier proxies.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED ON PROPOSALS (1) AND (2) IN ACCORDANCE WITH THE SPECIFICATIONS MADE AND "FOR" ALL NOMINEES LISTED IN THE PROXY STATEMENT AND "FOR" PROPOSAL (2) IF NO SPECIFICATION IS MADE AND IN THE DISCRETION OF THE PERSONS NAMED ON ALL OTHER MATTERS THAT COME BEFORE THE MEETING.

1.   ELECTION OF DIRECTORS:

     [ ] FOR all nominees listed below       [ ] WITHHOLD AUTHORITY
         (EXCEPT AS MARKED TO THE CONTRARY       TO VOTE FOR ALL NOMINEES LISTED
         BELOW)                                  BELOW

     (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
      STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

            ARTHUR G. ALTSCHUL, JR.            PHILIP S. SCHEIN, M.D.

             (CONTINUED, AND TO BE SIGNED AND DATED, ON OTHER SIDE.)

                          (CONTINUED FROM OTHER SIDE)

2. PROPOSAL TO APPROVE THE REAPPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.

                 [ ] FOR          [ ] AGAINST        [ ] ABSTAIN

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER MATTERS TO COME BEFORE THE MEETING.

                PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY


                                        Date: ____________________________, 1997


                                        Signed: ________________________________
                                                       (Signature)

                                        ________________________________________
                                               (Signature if held jointly)

                                        NOTE: Please sign exactly as name(s) are shown at left. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in the names of two or more persons, all should sign.